Exhibit 99.1
News Release

FOR IMMEDIATE RELEASE February 19, 2003	For More Information Contact Dane Anderson, CFO/VP 763-493-6370 www.mocon.com

MOCON Announces Sales and Earnings
For Year Ending December 31, 2002

MINNEAPOLIS, MN, February 19, 2003 – MOCON, Inc. (Nasdaq:MOCO) today reported record sales for 2002.

Sales for 2002 were $19,931,000, a 3% increase compared to $19,261,000 for 2001. Net income per share was 41 cents (diluted) for 2002, down 33% compared to 61 cents (diluted) per share in 2001. Fourth quarter 2002 sales were $5,294,000, compared to $5,479,000 for 2001, and net income per share was 10 cents (diluted) for the fourth quarter of 2002 compared to 15 cents (diluted) for the same period in 2001.

“We are pleased to be able to report continued profitability and record annual sales, despite a very difficult economic environment,” commented MOCON Chairman and CEO, Robert L. Demorest. “Although earnings were down from the prior year, 2002 represented our twenty-first consecutive year of profitability, and our twentieth consecutive year of dividend payments. Even after paying dividends during the year in excess of one million dollars, we increased our total cash and short-term marketable securities by over one million dollars, and we remain free of long-term debt.”

Demorest continued, “Although the global economy continues to be uncertain, I am happy to be able to report that we received the largest international order in company history, for approximately $400,000 in permeation instrumentation, just prior to the end of 2002. This equipment has now been delivered in the first quarter of 2003. Looking ahead, despite the geopolitical and economic uncertainties, I feel that we are well positioned for the future, with a top-notch work force, a strong leadership team, and a portfolio of proven products.”

MOCON is a leading provider of instrumentation and consulting and laboratory services to medical, pharmaceutical, food and other industries worldwide. See www.mocon.com for more information.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, the above statements regarding the Company being well positioned for the future, and can otherwise be identified by words such as “will,”“may,” “expect,” “believe,” “anticipate,”“estimate,” “continue,” or other similar expressions. There are important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements made in this press release. These factors include, but are not limited to, uncertainties relating to competition and technological change, worldwide economic and political stability, setbacks in product development programs, slower-than-anticipated customer acceptance of new products, dependence on certain key industries, risk associated with the Company’s acquisition strategy and international operations, and other factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 and other filings with the Securities and Exchange Commission.

MOCON’s shares are traded on the Nasdaq Stock Market under the symbol MOCO.
MOCON is a registered trademark of MOCON, Inc.

MOCON, INC. SUMMARY CONSOLIDATED FINANCIAL DATA (in Thousands, Except Per Share Data)

INCOME STATEMENT DATA: (unaudited)
	Quarter Ended December 31,		Year Ended December 31,
	2002	2001	2002	2001
Sales
Products	$4,644	$4,946	$17,849	$16,935
Consulting Services	650	533	2,082	2,326

Total Sales	5,294	5,479	19,931	19,261
Cost of Sales
Products	2,130	2,181	8,226	6,515
Consulting Services	304	308	1,073	1,256

Total Cost of Sales	2,434	2,489	9,299	7,771

Gross Profit	2,860	2,990	10,632	11,490

Research and Development Expense	376	284	1,286	1,043
Selling and Administrative Expense	1,685	1,581	6,107	5,814

Operating Income	799	1,125	3,239	4,633
Investment Income	38	98	195	436

Income Before Income Taxes	837	1,223	3,434	5,069
Income Taxes	280	404	1,137	1,648

Net Income	$557	$819	$2,297	$3,421

Net Income Per Common Share:
Basic	$0.10	$0.15	$0.42	$0.62
Diluted	$0.10	$0.15	$0.41	$0.61
Weighted Average Shares:
Basic	5,480	5,468	5,488	5,526
Diluted	5,523	5,614	5,606	5,609

BALANCE SHEET DATA: (unaudited)
	December 31, 2002	December 31, 2001
Assets:
Cash and Marketable Securities	$5,298	$4,199
Accounts Receivable, Net	4,003	4,302
Inventories	3,755	3,662
Other Current Assets	589	680

Total Current Assets	13,645	12,843
Marketable Securities, Noncurrent	861	735
Fixed Assets, Net	2,088	2,264
Other Assets, Net	3,227	3,116

Total Assets	$19,821	$18,958

Liabilities and Stockholders' Equity:
Total Current Liabilities	$3,115	$3,170
Deferred Income Taxes	326	320
Stockholders' Equity	16,380	15,468

Total Liabilities and Stockholders' Equity	$19,821	$18,958